Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of January 29, 2008, by and between NuCO2 Inc., a Florida corporation (the “Company”), and Continental Stock Transfer And Trust Company (the “Rights Agent”).  Except as otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 27, 2003 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27(a) of the Rights Agreement, prior to the Distribution Date, the Board of Directors of the Company (the “Board”) may amend any provision of the Rights Agreement without approval of any holders of Rights, and may direct the Rights Agent to so amend the Rights Agreement; and

WHEREAS, the Distribution Date has not yet occurred and, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects, as more particularly set forth below, and the Board has approved such amendments.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to modify the Rights Agreement as set forth below.

1.           Amendments.

(a)           Section 1 of the Rights Agreement, with respect to the definition of “Acquiring Person,” shall be amended to delete the word “and” which appears between subclauses (iv) and (v) of such definition.  Section 1(a) shall be further amended by adding the following language after the end of subclause (v) in the definition of “Acquiring Person”:

“and (vi) NuCO2 Acquisition Corp., NuCO2 Merger Co., Aurora Management Partners LLC, Aurora Equity Partners III L.P., Aurora Overseas Equity Partners III, L.P., and any of their respective Affiliates, if any such parties become the Beneficial Owner of Common Shares as a result of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2008, by and among the Company, NuCO2 Acquisition Corp. and NuCO2 Merger Co., as the same may be amended with the approval of the Company.”

                (b)           Section 3(a) of the Rights Agreement shall be amended by adding the following language at the end of the first sentence of Section 3(a):

“; provided, however, that for avoidance of any doubt, no Distribution Date shall be deemed to have occurred as a result of the transactions contemplated by the Merger Agreement, as the same may be amended with the approval of the Company.”

(c)           Section 11(a)(ii) of the Rights Agreement shall be amended by adding the following language at the end of the first sentence of Section 11(a)(ii):

“; provided, however, that for avoidance of any doubt, no Section 11(a)(ii) Event shall be deemed to have occurred as a result of the transactions contemplated by the Merger Agreement, as the same may be amended with the approval of the Company.”

(d)           Section 13(d) of the Rights Agreement shall be amended by adding the following sentence at the end of Section 13(d):

“In addition, notwithstanding anything in this Agreement to the contrary, no Section 13 Event shall be deemed to have occurred as a result of the transactions contemplated by the Merger Agreement, as the same may be amended with the approval of the Company.”

2.           Confirmation of the Rights Agreement.  Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

3.           Governing Law.  This Amendment shall be governed by and constituted in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely within such State.

4.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

NUCO2 INC

By:	/s/ Michael E. DeDomenico
Name:	Michael E. DeDomenico
Title:	Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent

By:	/s/ Michael G. Mullings
Name:	Michael G. Mullings
Title:	Vice President